Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Hyliion Holdings Corp. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Hyliion Holdings Corp. on Form S-8 (File No. 333-251328) and Form S-3 (File No. 333-249649).
/s/ GRANT THORNTON LLP
Dallas, Texas
February 28, 2023